News Release

LANDAUER

For Immediate Release

LANDAUER APPOINTS MICHAEL BURKE AS CHIEF FINANCIAL OFFICER For Further Information Contact: Jim Polson (312) 553-6730 jim.polson@fticonsulting.com

Glenwood, Illinois, December 22, 2011 - Landauer, Inc. (NYSE:LDR) today announced that its Board of Directors has appointed Michael Burke as the Company’s Senior Vice President and Chief Financial Officer, effective January 3, 2012.

“We are excited to have an executive of Michael’s stature and experience join our management team as the Landauer business continues to evolve. He has a deep understanding of the medical industry, having served as both a public company CFO to a med-tech company and as vice chair of the board of a large academic medical center. He brings a wide breadth of experience in strategic planning, acquisition integration and banking, and this mix of capabilities and experience is ideally suited for the next phase of the company’s growth. Michael will be instrumental in helping to shape our strategic growth initiatives going forward,” said Bill Saxelby, President and Chief Executive Officer of Landauer, Inc.

Mr. Burke brings nearly 30 years experience in finance, accounting, banking and strategic transaction activities. Most recently, Mr. Burke served as the Senior Vice President and Chief Financial Officer of Albany International Corp., a global NYSE-listed company involved with advanced textiles and materials processing. Prior to that, he was Executive Vice President and Chief Financial Officer of Intermagnetics General Corporation, a NASDAQ-listed company and a leader in the Magnetic Resonance Imaging market. While at Intermagnetics, the market capitalization of the company more than doubled to over $900 million, culminating in its sale to Koninkliijke Philips Electronics for approximately $1.3 billion. While working at Albany and Intermagnetics, Mr. Burke provided leadership in strategic planning as well as the evaluation, structuring and, importantly, the integration of all M&A and joint venture transactions. Prior to Intermagnetics, he was Executive Vice President and Chief Financial Officer of HbT, Inc., a privately held power technology company. Adding to this breadth of experience, Mr. Burke spent nearly 20 years in the banking industry, as a Managing Director within the U.S. Investment Banking department of CIBC World Markets, and as a Director at Barclays Capital as head of their US Infrastructure Finance team, and as a Vice President based in London with the firm’s Acquisition Finance Group.

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011

“I am very excited to be joining the company at this stage of its history and believe my broad based corporate finance and operational leadership skills fit together well with the strong leadership team already in place at the company” Mr. Burke said. “This is an exhilarating time to be joining the company as we successfully execute the plans for long-term growth in shareholder value,” he added.

“Michael will be a tremendous addition to our executive team. His financial and industry experience will help guide the Company through our next stage of growth and profitability.” Bill Saxelby added, “We are confident that Michael’s experience adds significantly to our broader leadership team, and will augment Landauer’s future performance and drive shareholder value.”

In addition, effective December 31, 2011, Michael Leatherman will be resigning his duties as Interim Chief Financial Officer, Secretary and Treasurer, and will be returning to assume his previous role with the Board of Directors.

About Landauer, Inc.

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

###

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: (708) 755-7000 Facsimile: (708) 755-7011